UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2011

CASCADE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	000-25286	91-1661954
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2828 Colby Avenue, Everett, WA 98201
(Address of principal executive offices, including Zip Code)
(425) 339-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 3, 2010, Cascade Financial Corporation (the Company) announced that it had received notice from the Nasdaq Stock Market stating that the minimum bid price of the Company’s common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with Nasdaq Marketplace rule 5450(a)(1).  The notification letter stated that the Company would be afforded 180 calendar days, or until January 31, 2011, to regain compliance with the minimum closing bid price requirement.  To regain compliance, the closing bid price of the Company’s common stock would need to meet or exceed $1.00 per share for at least ten consecutive business days.

On December 8, 2010, the Company transferred the listing of its securities from the Nasdaq Global Market to the Nasdaq Capital Market, and, as a result, the Company was afforded the remainder of the 180 day period, or until January 31, 2011, to regain compliance with the minimum $1.00 bid price per share requirement.  The Nasdaq Capital Market is one of the three market tier designations for Nasdaq-listed stocks, and presently includes over 475 companies.  The trading of the Company’s stock is unaffected by this change and continues to be traded under the “CASB” trading symbol.  Securities listed on the Nasdaq Capital Market must satisfy all applicable qualification requirements for Nasdaq securities and all companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.

The Company did not meet the minimum $1.00 bid price per share requirement as of January 31, 2011.  However, on February 1, 2011, the Company was notified by Nasdaq staff that it was granted an additional 180 calendar day period, or until August 1, 2011, to regain compliance with the minimum $1.00 bid price per share requirement.  Nasdaq’s approval of the extension was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the bid price requirement, and the Company’s written notice of its intention to meet the $1.00 per share requirement during the additional 180 day period by effecting a reverse stock split, if necessary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:           February 3, 2011
CASCADE FINANCIAL CORPORATION
By: /s/ Debra L. Johnson
Debra L. Johnson Executive Vice President and CFO